Exhibit 4.1

[Face of Note]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF CDS CLEARING AND DEPOSITORY SERVICES INC. (“CDS”) TO WELLS FARGO & COMPANY (THE “ISSUER”) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IN RESPECT THEREOF IS REGISTERED IN THE NAME OF CDS & CO., OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CDS (AND ANY PAYMENT IS MADE TO CDS & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CDS), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED HOLDER HEREOF, CDS & CO., HAS A PROPERTY INTEREST IN THE SECURITIES REPRESENTED BY THIS CERTIFICATE HEREIN AND IT IS A VIOLATION OF ITS RIGHTS FOR ANOTHER PERSON TO HOLD, TRANSFER OR DEAL WITH THIS CERTIFICATE. THIS CERTIFICATE IS ISSUED PURSUANT TO A BOOK ENTRY ONLY SECURITIES SERVICES AGREEMENT BETWEEN ISSUER AND CDS, AS SUCH AGREEMENT MAY BE REPLACED OR AMENDED FROM TIME TO TIME.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, (A) OTHER THAN IN MANITOBA, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE LATER OF (I) MAY 1, 2020 AND (II) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY, AND (B) IN MANITOBA, ANY HOLDER OF THIS SECURITY PURCHASED UNDER THE “ACCREDITED INVESTOR” EXEMPTION MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS 12 MONTHS AND A DAY AFTER MAY 1, 2020 OR UNTIL THE ISSUER FILES A PROSPECTUS FOR THE SECURITY.

This Security is not a deposit or other obligation of a depository institution and is not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canadian Deposit Insurance Fund or any other governmental agency.

CUSIP NO. 949746TC5	PRINCIPAL AMOUNT: CAD
ISIN CA 949746TC53
REGISTERED NO.

WELLS FARGO & COMPANY

2.568% Fixed-to-Floating Rate Notes Due May 1, 2026

WELLS FARGO & COMPANY, a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay

to CDS & CO., or registered assigns, the principal sum of                                  CANADIAN DOLLARS (CAD                      on May 1, 2026 and to pay interest thereon (i) from May 1, 2020 (or from the most recent Fixed Rate Interest Payment Date to which interest has been paid or duly provided for) to, but excluding, May 1, 2025 (the “Fixed Rate Period”), semi-annually on each May 1 and November 1, commencing November 1, 2020 and ending May 1, 2025 (the “Fixed Rate Interest Payment Dates”), at a rate equal to 2.568% per annum, and (ii) from, and including, May 1, 2025 (or from the most recent Floating Rate Interest Payment Date to which interest has been paid or duly provided for) to, but excluding, the date of Maturity (the “Floating Rate Period”), quarterly on each February 1, May 1, August 1 and November 1, commencing August 1, 2025 and ending on the date of Maturity (the “Floating Rate Interest Payment Dates”), at a rate equal to the Canadian dollar Bankers’ Acceptance Rate (“CDOR”) with an index maturity of three months plus 1.77%, subject to a minimum interest rate of 0% per annum (the “Minimum Interest Rate”), until the principal hereof is paid or made available for payment. References herein to “Interest Payment Dates” shall mean the Fixed Rate Interest Payment Dates and the Floating Rate Interest Payment Dates.

An “Interest Period” means the period from, and including, an Interest Payment Date to, but excluding, the next succeeding Interest Payment Date, except for the initial Interest Period, which will be the period from May 1, 2020 to, but excluding, November 1, 2020.

“Business Day” as used herein is a day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation or executive order to close in Toronto, Ontario, Canada or New York, New York, United States.

With respect to the Fixed Rate Period, interest on this Security for a full semi-annual Interest Period will be computed on the basis of a 360-day year of twelve 30-day months. For an Interest Period during the Fixed Rate Period that is not a full semi-annual Interest Period, interest will be computed on the basis of a 365-day year and the actual number of days in such Interest Period. If a Fixed Rate Interest Payment Date is not a Business Day, interest on this Security shall be payable on the next day that is a Business Day, with the same force and effect as if made on such Fixed Rate Interest Payment Date, and without any interest or other payment with respect to the delay.

With respect to the Floating Rate Period, interest on this Security for a quarterly Interest Period will be determined on the first Toronto Banking Day of such quarterly Interest Period (each, an “Interest Determination Date”) and will be equal to the base rate of CDOR with an index maturity of three months plus 1.77%, subject to the Minimum Interest Rate and as determined by the Calculation Agent (as defined below). Interest on this Security for a quarterly Interest Period will be computed on the basis of a 365-day year and the actual number of days in such Interest Period. If any Floating Rate Interest Payment Date, other than a date of Maturity, during the Floating Rate Period falls on a day that is not a Business Day, it will be postponed to the following Business Day, except that if that Business Day would fall in the next calendar month, the Floating Rate Interest Payment Date will be the immediately preceding Business Day. If the date of Maturity would fall on a day that is not a Business Day, the payment of principal and interest on this Security shall be made on the next Business Day, with the same force and effect as if made on the date of Maturity, and no additional interest shall accrue on the amount so payable for the period from and after such date of Maturity. For purposes of this Security, “Toronto Banking Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation or executive order to close in Toronto, Ontario, Canada.

For each Interest Determination Date, CDOR is the average bid rate of interest (expressed as an annual percentage rate) rounded to the nearest one-hundred-thousandth of one percent (with 0.000005 percent being rounded up) for Canadian dollar bankers’ acceptances with maturities of three months which appears on the Reuters Screen CDOR Page as of approximately 10:15 a.m., Toronto time, on such Interest Determination Date; provided that if such rate does not appear on the Reuters Screen CDOR Page on such day or if the Reuters Monitor Money Rates Service is not available or ceases to exist, CDOR for such Interest Determination Date will be determined using an Alternative CDOR Page (as defined below) as of an Alternative Time (as defined below) on such day. If no such Alternative CDOR Page is available on such day, CDOR for such Interest Determination Date shall be the average of the bid rates of interest (expressed and rounded as set forth above) for Canadian dollar bankers’ acceptances with maturities of three months for same day settlement as quoted by such of the Schedule I banks (as defined in the Bank Act (Canada)) as may quote such a rate as of approximately 10:15 a.m., Toronto time, on such Interest Determination Date.

If CDOR cannot be determined as described above on any Interest Determination Date, then CDOR for that Interest Determination Date will be equal to CDOR in effect for the prior Interest Period or, in the case of the first Interest Period during the Floating Rate Period, the most recent rate that could have been determined in accordance with the first sentence of the preceding paragraph had the interest rate been a floating rate during the Fixed Rate Period.

Notwithstanding the foregoing, if the Calculation Agent determines that three-month CDOR has been permanently or indefinitely discontinued on or prior to an Interest Determination Date, then the Calculation Agent shall use, as a substitute for three-month CDOR for that Interest Determination Date and for each future Interest Determination Date, the alternative reference rate selected or recommended by the central bank, monetary authority, relevant regulatory supervisor or any similar institution (including any committee or working group thereof), or identified through any other applicable regulatory or legislative action or guidance, that is consistent with accepted market practice for debt obligations such as this Security (the “Alternative Rate”). As part of such substitution, the Calculation Agent shall make such adjustments to the Alternative Rate and any spread to be applied to such Alternative Rate, as well as the Business Day convention, Interest Payment Dates, Interest Determination Dates and related provisions and definitions, in each case that are consistent with accepted market practice or applicable regulatory or legislative action or guidance for the use of such Alternative Rate for debt obligations such as this Security. If the Calculation Agent determines that there is no clear market consensus as to an Alternative Rate, the Company will appoint, in its sole discretion, a financial institution or investment bank that is affiliated with a bank of international repute listed on any of the Schedules to the Bank Act (Canada) (which may be an affiliate of the Company) to determine an appropriate alternative reference rate and adjustments thereto (including any spread to be applied to such alternative reference rate). All decisions and determinations made by the Calculation Agent or such financial institution or investment bank pursuant to the preceding sentences shall be conclusive and binding on the Company, the Trustee, the Paying Agent, the Calculation Agent (if applicable), the Holder of this Security and the beneficial owners of interests in this Security, absent manifest error. If such financial institution or investment bank is unable to determine an appropriate alternative reference rate and adjustments, three-month CDOR for such Interest Period will be three-month CDOR for the immediately preceding Interest Period or, in the case of the first Interest Period during the Floating Rate Period, the most recent rate that could have been determined in accordance with the first sentence of the second preceding paragraph had the interest rate been a floating rate during the Fixed Rate Period, and the process set forth in this paragraph to determine an Alternative Rate will be repeated for each subsequent Interest Period until an Alternative Rate can be determined.

Any decision or determination pursuant to the terms and provisions set forth in the preceding paragraph not made by the Calculation Agent or such financial institution or investment bank will be made by the Company in its sole discretion and will be conclusive and binding on the Trustee, the Paying Agent, the Calculation Agent, the Holders of this Security and the beneficial owners of interests in this Security, absent manifest error. In addition, the Company may designate an entity (which may be its affiliate) to make any determination or decision that the Company has the right to make in connection with such terms and provisions.

As used in the foregoing provisions relating to the determination of CDOR:

“Alternative CDOR Page” shall mean the display, designated as page “CDOR” on Bloomberg, or an equivalent service that displays average bid rates of interest for Canadian dollar bankers’ acceptances with maturities of three months.

“Alternative Time,” for any Alternative CDOR Page, shall mean the time of day at which such Alternative CDOR Page becomes available.

The “Calculation Agent” for this Security has not been appointed, but the Company will appoint a Calculation Agent prior to the commencement of the Floating Rate Period. An affiliate of the Company may be appointed the Calculation Agent.

“Reuters Screen CDOR Page” shall mean the display designated as page “CDOR” on the Reuters Monitor Money Rates Service (or such other page as may replace the CDOR page on that service) for the purpose of displaying, among other things, Canadian dollar bankers’ acceptance rates.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest next preceding such Interest Payment Date. The Regular Record Date for an Interest Payment Date shall be the third Business Day immediately prior to such Interest Payment Date. Interest payable upon Maturity will be paid to the Person to whom principal is payable.

If Canadian dollars are unavailable for payments on this Security, the Company will satisfy its obligations to make the payments on this Security by making those payments on the date of payment in U.S. dollars on the basis of the Bank of Canada daily exchange rate (the “Market

Exchange Rate”). If that rate of exchange is not then available or is not published for Canadian dollars, the Market Exchange Rate will be based on the highest bid quotation in New York, New York received by the exchange rate agent at approximately 11:00 a.m., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers for the purchase by the quoting dealer of Canadian dollars for U.S. dollars for settlement on the payment date in the aggregate amount of Canadian dollars payable to the Holder of this Security and at which the applicable dealer commits to execute a contract. One of the dealers providing quotations may be the exchange rate agent appointed by the Company unless the exchange rate agent is an affiliate of the Company. If those bid quotations are not available, the exchange rate agent will determine the Market Exchange Rate at its sole discretion. The Company will appoint an exchange rate agent in the event the Company is entitled to make payments on this Security in U.S. dollars and will notify the Holder of this Security of such appointment. Any payment made in U.S. dollars as provided above where the required payment is in unavailable Canadian dollars will not constitute an Event of Default under the Indenture.

Any interest not punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Payment of interest on this Security will be made in immediately available funds at the office or agency of the Company maintained for that purpose in Toronto, Ontario, Canada in Canadian dollars; provided, however, that, at the option of the Company, payment of interest may be paid by check mailed to the Person entitled thereto at such Person’s last address as it appears in the Security Register or by wire transfer to such account as may have been designated by such Person. Any such designation for wire transfer purposes shall be made by providing written notice to the Paying Agent not later than 10 calendar days prior to the applicable Interest Payment Date. Payment of principal of and interest on this Security at Maturity will be made against presentation of this Security at the office or agency of the Company maintained for that purpose in Toronto, Ontario, Canada. Notwithstanding the foregoing, for so long as this Security is a Global Security registered in the name of the Depositary, payments of principal and interest on this Security will be made to the Depositary by wire transfer of immediately available funds.

The Paying Agent and Security Registrar for this Security is BNY Trust Company of Canada. All notices to the Paying Agent under this Security shall be in writing and addressed to its corporate trust office at 1 York Street, 6th Floor, Toronto, Ontario, Canada M5J 0B6 or to such other address as the Company may notify to the Holder of this Security. References in this Security to the office or agency of the Company in Toronto, Ontario, Canada are to the corporate trust office of the Paying Agent.

The Company will pay any administrative costs imposed by banks on payors in making payments on this Security in immediately available funds and the Holder of this Security will pay any administrative costs imposed by banks on payees in connection with such payments. Any tax, assessment or governmental charge imposed upon payments on this Security will be borne by the Holder of this Security.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature or its duly authorized agent under the Indenture referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[The remainder of this page has been left intentionally blank]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

DATED:

WELLS FARGO & COMPANY

By:

Attest:

TRUSTEE’S CERTIFICATE OF
AUTHENTICATION
This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

CITIBANK, N.A.,
as Trustee

By:
Authorized Signature

OR

BNY TRUST COMPANY OF CANADA, as Authenticating Agent for the Trustee

By:
Authorized Signature

[Reverse of Note]

WELLS FARGO & COMPANY

2.568% Fixed-to-Floating Rate Notes Due May 1, 2026

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an indenture dated as of February 21, 2017, as amended or supplemented from time to time (herein called the “Indenture”), between the Company and Citibank, N.A., as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, limited in aggregate principal amount to CAD 1,000,000,000; provided, however, that the Company may, so long as no Event of Default has occurred and is continuing, without the consent of the Holders of the Securities of this series, issue additional Securities with the same terms as the Securities of this series, and such additional Securities shall be considered part of the same series under the Indenture as the Securities of this series.

The Securities of this series are not subject to repayment at the option of the Holder hereof prior to May 1, 2026. The Securities of this series are redeemable at the option of the Company, subject to the prior approval of the Board of Governors of the Federal Reserve Board or other appropriate federal banking agency, (i) in whole, but not in part, in the event that the Company becomes, or will become, obligated to pay any additional amounts as set forth below, (ii) in whole, but not in part, on May 1, 2025 or (iii) in whole at any time or in part from time to time, on or after April 1, 2026 and prior to May 1, 2026, in each case at a Redemption Price equal to 100% of the principal amount of the Securities of this series to be redeemed, plus any accrued but unpaid interest to, but excluding, the Redemption Date. In the case of a partial redemption of the Securities of this series then held in book-entry form, the Securities of this series to be redeemed will be selected by BNY Trust Company of Canada, in its capacity as Paying Agent, in accordance with the customary procedures of CDS. In the case of a redemption of the Securities of this series, notice of redemption, in whole or in part, will be provided to the Paying Agent at least 15 days and not more than 60 days prior to the Redemption Date. The Securities of this series will not be entitled to any sinking fund.

Subject to the exemptions and limitations set forth below, the Company will pay additional amounts on this Security in Canadian dollars with respect to any beneficial owner of this Security that is a Non-U.S. Holder to ensure that each net payment to that Non-U.S. Holder on this Security that it beneficially owns will not be less, due to the payment of United States withholding tax, than the amount then otherwise due and payable. In no event will the Company be obligated to pay additional amounts that exceed the amount required to do so. For this purpose, a “net payment” on this Security means a payment by the Company, or any Paying Agent, including payment of principal and interest, after deduction for any present or future tax, assessment, or other governmental charge of the United States. If paid, these additional amounts will constitute additional interest on the Securities of this series.

As used in this Security, a “Non-U.S. Holder” is any beneficial owner of this Security that, for U.S. federal income tax purposes, is not a U.S. Holder and that is not a partnership (or other entity treated as a partnership for U.S. federal income tax purposes). A “U.S. Holder” is a beneficial owner of this Security that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if (A) a United States court has the authority to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined under the Internal Revenue Code of 1986, as amended (the “Code”)), are authorized to control all substantial decisions of the trust or (B) it has a valid election in place to be treated as a U.S. person. An individual may, subject to certain exceptions, be deemed to be a resident of the United States by reason of being present in the United States for a least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year). “United States” means the United States of America, including each state of the United States and the District of Columbia, its territories, its possessions, and other areas within its jurisdiction.

The Company will not be required to pay additional amounts to a Non-U.S. Holder, however, in any of the circumstances described in items (1) through (14) below.

(1)         Additional amounts will not be payable if a payment on this Security is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the beneficial owner:

●	having a relationship with the United States as a citizen, resident, or otherwise;

●	having had such a relationship in the past; or

●	being considered as having had such a relationship.

(2)         Additional amounts will not be payable if a payment on this Security is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the beneficial owner:

●	being treated as present in or engaged in a trade or business in the United States;

●	being treated as having been present in or engaged in a trade or business in the United States in the past;

●	having or having had a permanent establishment in the United States; or

●	having or having had a qualified business unit which has the U.S. dollar as its functional currency.

(3)         Additional amounts will not be payable if a payment on this Security is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the beneficial owner being or having been a (as each term is defined in the Code):

●	personal holding company;

●	foreign personal holding company;

●	foreign private foundation or other foreign exempt organization;

●	passive foreign investment company;

●	controlled foreign corporation; or

●	corporation which has accumulated taxable income to avoid U.S. federal income tax.

(4)         Additional amounts will not be payable if a payment on this Security is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the beneficial owner owning or having owned, actually or constructively, 10% or more of the total combined voting power of all classes of the Company’s stock entitled to vote.

(5)         Additional amounts will not be payable if a payment on this Security is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the beneficial owner being a bank that has invested in this Security as an extension of credit in the ordinary course of business.

For purposes of items (1) through (5) above, “beneficial owner” includes a fiduciary, settlor, partner, member, shareholder, or beneficiary of the holder if the holder is an estate, trust, partnership, limited liability company, corporation, or other entity, or a person holding a power over an estate or trust administered by a fiduciary holder.

(6)         Additional amounts will not be payable to any beneficial owner of this Security that is:

●	a fiduciary;

●	a partnership;

●	a limited liability company;

●	another fiscally transparent entity; or

●	not the sole beneficial owner of this Security, or any portion of this Security.

However, this exception to the obligation to pay additional amounts will apply only to the extent that a beneficiary or settlor in relation to the fiduciary, or a beneficial owner, partner, or member of the partnership, limited liability company, or other fiscally transparent entity, would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner, partner, or member received directly its beneficial or distributive share of the payment.

(7)          Additional amounts will not be payable if a payment on this Security is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the failure of the beneficial owner or any other person to comply with applicable certification, identification, documentation, or other information reporting requirements.

(8)          Additional amounts will not be payable if a payment on this Security is reduced as a result of any tax, assessment, or other governmental charge that is collected or imposed by any method other than by withholding from a payment on this Security by the Company or the Paying Agent.

(9)          Additional amounts will not be payable if a payment on this Security is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later.

(10)       Additional amounts will not be payable if a payment on this Security is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the presentation by the beneficial owner for payment more than 30 days after the date on which such payment becomes due or is duly provided for, whichever occurs later.

(11)       Additional amounts will not be payable if a payment on this Security is reduced as a result of any:

●	estate tax;

●	inheritance tax;

●	gift tax;

●	sales tax;

●	excise tax;

●	transfer tax;

●	wealth tax;

●	personal property tax; or

●	any similar tax, assessment, withholding, deduction or other governmental charge.

(12)       Additional amounts will not be payable if a payment on this Security is reduced as a result of any tax, assessment, or other governmental charge required to be withheld by any Paying Agent from a payment of principal or interest on this Security if that payment can be made without such withholding by any other Paying Agent.

(13)       Additional amounts will not be payable if payment on this Security or in respect to this Security is reduced as a result of any tax, withholding, assessment or other governmental charge that is required to be paid or withheld from any payment under Code sections 1471 through 1474 (or any amended or successor provisions) and any regulations or official interpretations thereof or any law, agreement or regulations implementing an intergovernmental approach thereto.

(14)       Additional amounts will not be payable if a payment on this Security is reduced as a result of any withholding, deduction, tax, duty assessment or other governmental charge that would not have been imposed but for a failure by the Holder or beneficial owner of this Security (or any financial institution through which the Holder or beneficial owner holds this Security or through which payment on this Security is made) to comply with any applicable certification, documentation, information or other reporting requirement or agreement concerning accounts maintained by the Holder or beneficial owner (or any such financial institution), or concerning ownership of the Holder or beneficial owner, or any substantially similar requirement or agreement.

(15)       Additional amounts will not be payable if a payment on this Security is reduced as a result of any combination of items (1) through (14) above.

Except as specifically provided above, the Company will not be required to make any payment of any tax, assessment, or other governmental charge imposed by any government, political subdivision, or taxing authority of that government.

If an Event of Default, as defined in the Indenture, with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected, acting together; provided, however, that amendments or modifications to this Security contemplated by the provisions set forth above in respect of the determination of CDOR shall not require the consent of the Holder of this Security. The Indenture also contains provisions permitting the Holders of a majority in principal amount of the Securities of all series at the time Outstanding affected by certain provisions of the Indenture, acting together, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with those provisions of the Indenture. Certain past defaults under the Indenture and their consequences may be waived under the Indenture by the Holders of a majority in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness on this Security and (b) certain restrictive covenants, upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Security.

Upon due presentment for registration of transfer of this Security at the office or agency of the Company in Toronto, Ontario, Canada, a new Security or Securities of this series in authorized denominations for an equal aggregate principal amount will be issued to the transferee in exchange herefor, as provided in the Indenture and subject to the limitations provided therein and to the limitations described below, without charge except for any tax or other governmental charge imposed in connection therewith.

This Security is issuable only in registered form without coupons in denominations of CAD 5,000 and integral multiples of CAD 1,000 in excess thereof and cannot be exchanged for debt securities of the Company in smaller denominations. Beneficial interests in this Security will only be held in denominations of CAD 5,000 and integral multiples of CAD 1,000 in excess thereof.

Upon due presentment for registration of transfer of this Security at the office or agency of the Company in Toronto, Ontario, Canada, a new Security or Securities of this series in authorized denominations for an equal aggregate principal amount will be issued to the transferee in exchange herefor, as provided in the Indenture and subject to the limitations provided therein and to the limitations described herein, without charge except for any tax or other governmental charge imposed in connection therewith.

This Security is exchangeable for definitive Securities in registered form only if (i) the Company is required to do so by law, (ii) CDS ceases to exist, (iii) the Company determines that CDS is no longer willing or able to discharge properly its responsibilities as depository with respect to this Security, and the Company is unable to locate a qualified successor, (iv) at the option of the Company the Company elects to terminate the book-entry only system through the CDS or (v) an Event of Default under the Indenture with respect to this Security has occurred or is continuing. If this Security is exchangeable pursuant to the preceding sentence, it shall be exchangeable for definitive Securities in registered form, bearing interest at the same rate, having the same date of issuance, redemption provisions, Stated Maturity Date and other terms and of authorized denominations aggregating a like amount.

This Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor of the Depositary or a nominee of such successor. Except as provided above, owners of beneficial interests in this global Security will not be entitled to receive physical delivery of Securities in definitive form and will not be considered the Holders hereof for any purpose under the Indenture.

No reference herein to the Indenture and no provision of this Security or the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed, except as otherwise provided in this Security and except that in the event the Company deposits money or Eligible Instruments as provided in Articles 4 and 15 of the Indenture, such payments will be made only from proceeds of such money or Eligible Instruments.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No recourse shall be had for the payment of the principal of or the interest on this Security, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture unless otherwise defined in this Security.

This Security shall be governed by and construed in accordance with the law of the State of New York, without regard to principles of conflicts of laws.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	--	as tenants in common

TEN ENT	--	as tenants by the entireties

JT TEN	--	as joint tenants with right
of survivorship and not
as tenants in common

UNIF GIFT MIN ACT --		Custodian
	(Cust)		(Minor)

Under Uniform Gifts to Minors Act

(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s) and transfer(s) unto

Please Insert Social Security or

Other Identifying Number of Assignee

(PLEASE PRINT OR TYPE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE)

the within Security of WELLS FARGO & COMPANY and does hereby irrevocably constitute and appoint                              attorney to transfer the said Security on the books of the Company, with full power of substitution in the premises.

Dated:

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatever.

Signature Guarantee